Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: October 30, 2020

Boise Cascade Company Reports Third Quarter 2020 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $103.2 million, or $2.61 per share, on sales of $1.6 billion for the third quarter ended September 30, 2020, compared with net income of $27.2 million, or $0.69 per share, on sales of $1.3 billion for the third quarter ended September 30, 2019. Third quarter 2020 results include a $10.5 million after-tax loss on extinguishment of debt, or $0.27 per share, as the Company refinanced its senior notes at a lower interest rate with an extended maturity. Third quarter 2019 results include $1.0 million of after-tax losses, or $0.03 per share, from a non-cash pension settlement charge.

    "Extraordinary market conditions, along with great execution by both of our businesses, helped us deliver outstanding results in the third quarter. Financial results aside, I am proud that associates across our organization continue to effectively adapt to challenges brought about by the pandemic without losing focus on our core value of safety. It has also been inspiring to witness our teams in Louisiana and Oregon caring for each other and their communities in response to the gulf coast hurricanes and the catastrophic fires in the Pacific Northwest," commented Nate Jorgensen, CEO. "We look to the future with optimism, as our balance sheet provides us the flexibility to pursue organic and acquisition growth opportunities in support of our customers and suppliers. Together with our Board of Directors, we took action to return a portion of our higher than targeted cash balance to our shareholders through our recently announced supplemental dividend."

Third Quarter 2020 Highlights

	3Q 2020	3Q 2019	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,589,313	$1,269,524	25%
Net income	103,192	27,171	280%
Net income per common share - diluted	2.61	0.69	278%
Adjusted EBITDA [1]	178,564	64,054	179%
Segment Results
Wood Products sales	$363,674	$325,102	12%
Wood Products income	66,035	15,597	323%
Wood Products EBITDA [1]	79,973	30,849	159%
Building Materials Distribution sales	1,437,683	1,145,621	25%
Building Materials Distribution income	107,901	38,665	179%
Building Materials Distribution EBITDA [1]	113,587	43,943	158%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In response to rapidly evolving market conditions and economic uncertainties surrounding the impact of COVID-19, and various restrictions that limited residential construction activity, our Wood Products segment and many other producers in our industry reduced production levels early in the second quarter. In addition, many companies involved in the manufacture and distribution of building materials dramatically reduced inventory levels in late first quarter and early second quarter in response to falling commodity wood products prices and future demand uncertainty. As restrictions were loosened or rescinded, construction activity resumed mid-second quarter and continued at a robust pace through the third quarter. Across commodity product lines, product demand in the third quarter exceeded supply, and producers struggled to restore capacity because of COVID-19 related disruptions and natural disasters, causing significant increases in commodity products prices. Our BMD warehouse sales were strong throughout the third quarter as our retail lumberyard customers are relying on our broad base of inventory and high service levels to minimize their working capital investment given COVID-19 related uncertainties and historically high commodity product prices. In addition, we have had strong demand from our home center customers in response to elevated repair and remodel and "do-it-yourself" activity as people are spending more time at home during the pandemic.

In the third quarter 2020, total U.S. housing starts increased 11% compared to the same period last year. Single-family housing starts, the primary driver of our sales volumes, also increased 17%. On a year-to-date basis through September 2020, total and single-family housing starts increased 5% and 6%, respectively, compared with the same period in 2019.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $38.6 million, or 12%, to $363.7 million for the three months ended September 30, 2020, from $325.1 million for the three months ended September 30, 2019. The increase in sales was driven primarily by higher plywood prices and higher sales volumes for I-joists. Demand for plywood in third quarter 2020 far outpaced industry production levels, driving the sharp increase in pricing. These increases were offset partially by lower sales volumes for plywood and LVL, as well as decreased net sales prices for LVL and I-joists (collectively referred to as EWP).

    Wood Products' segment income increased $50.4 million to $66.0 million for the three months ended September 30, 2020, from $15.6 million for the three months ended September 30, 2019. The increase in segment income was due primarily to higher plywood sales prices, offset partially by higher wood fiber costs, as well as lower net sales prices of EWP. In addition, selling and distribution expenses and general and administrative expenses increased $2.0 million and $1.7 million, respectively.

    Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2020 vs. 3Q 2019	3Q 2020 vs. 2Q 2020

Average Net Selling Prices
LVL	(2)%	(1)%
I-joists	(2)%	(2)%
Plywood	69%	49%
Sales Volumes
LVL	(2)%	19%
I-joists	5%	27%
Plywood	(8)%	1%

Building Materials Distribution

    BMD's sales increased $292.1 million, or 25%, to $1,437.7 million for the three months ended September 30, 2020, from $1,145.6 million for the three months ended September 30, 2019. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price increases of 25%, with relatively flat sales volumes. By product line, commodity sales increased 54%, general line product sales increased 6%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 6%.

    BMD segment income increased $69.2 million to $107.9 million for the three months ended September 30, 2020, from $38.7 million in the comparative prior year quarter. The increase in segment income was driven by a gross margin increase of $86.7 million, resulting primarily from improved gross margins on commodity products compared with third quarter 2019. The margin improvement was offset partially by increased selling and distribution expenses and general and administrative expenses of $14.3 million and $2.5 million, respectively.

Unallocated Corporate Costs

Unallocated corporate expenses increased $6.0 million to $15.4 million from $9.4 million for the three months ended September 30, 2020, compared with the same period in the prior year. The increase was due primarily to higher incentive compensation and business interruption losses. As part of our self-insured risk retention program, corporate absorbed approximately $3.2 million of estimated business interruption losses at Wood Products facilities in third quarter 2020. The losses resulted from downtime at our Louisiana manufacturing facilities due to Hurricane Laura and from a fire-related production disruption at our Chester, South Carolina, plywood plant.

Balance Sheet and Liquidity

    Boise Cascade ended third quarter 2020 with $503.9 million of cash and cash equivalents and $345.4 million of undrawn committed bank line availability, for total available liquidity of $849.3 million. The Company had $443.6 million of outstanding debt at September 30, 2020.

On July 27, 2020, we issued $400 million of 4.875% senior notes due July 1, 2030 (2030 Notes). With proceeds from the 2030 Notes issuance, we retired $350 million of 5.625% senior notes due 2024 (2024 Notes) and paid-off our American AgCredit term loan of $45.0 million. In connection with these transactions, we recognized a pre-tax loss on extinguishment of debt of $14.0 million during third quarter 2020.

In response to the uncertainty of the impacts of COVID-19, we reduced our planned capital spending for 2020 from our previously expected range of $85-to-$95 million to $60-to-$75 million. We expect our capital spending, excluding acquisitions, to be approximately $80-to-$90 million in 2021.

We have announced our intention to terminate our qualified defined benefit pension plan (Pension Plan). We expect to fully eliminate the liabilities of our Pension Plan in fourth quarter 2020, upon which we will record the related non-cash accounting adjustments as required by the application of pension settlement accounting rules. We do not expect any further cash contributions to terminate the Pension Plan. For additional information on the termination of our Pension Plan, see our Form 10-Q for the quarterly period ended September 30, 2020, filed with the Securities and Exchange Commission.
Dividends

    On September 28, 2020, our board of directors declared a supplemental dividend of $1.60 per share on our common stock, payable on November 2, 2020, to stockholders of record on October 15, 2020. At September 30, 2020, we accrued $62.7 million in "Dividends payable" on our Consolidated Balance Sheets, representing our supplemental dividend declaration. On October 29, 2020, our board of directors declared a quarterly dividend of $0.10 per share on our common stock, payable on December 15, 2020, to stockholders of record on December 1, 2020.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

Outlook

    As we begin the fourth quarter, Wood Products continues to make efforts to restore production rates to pre-COVID-19 levels in response to strong end-product demand, particularly for our EWP. However, we continue to experience periodic short-term disruptions at many locations due to COVID-19. In addition, we expect activity levels across our distribution network to continue to vary widely as COVID-19 impacts geographies across the U.S. to differing degrees, and federal, state, or local restrictions are implemented or rescinded. To date, we have not experienced significant supply chain disruptions that would limit our ability to meet customer delivery commitments or source the necessary raw materials and finished goods needed by our operations. We continue to conduct business with modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

    While there continues to be a heightened level of economic uncertainty given the pandemic, low mortgage rates, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, which we expect to continue into next year. Furthermore, with homeowners spending more time at home, repair and remodel spending may continue to strengthen as homeowners invest in existing homes. As of October 2020, the Blue Chip Economic Indicators consensus forecast for 2020 and 2021 single- and multi-family housing starts in the U.S. were 1.32 million and 1.38 million units, respectively, compared with actual housing starts of 1.29 million in 2019, as reported by the U.S. Census Bureau. Although we believe that current U.S. demographics support a higher level of housing starts, and many national home builders are reporting strong near-term backlogs, the impacts of COVID-19 on residential construction are uncertain. A re-acceleration of COVID-19 cases could prompt state or local officials to reinstitute restrictions that could limit or constrain building activity. In addition, the economic consequences of COVID-19 may adversely affect the pace of household formation rates and residential repair-and-remodeling activity due to high unemployment rates, lower wages, reduced consumer confidence, prospective home buyers' lack of ability to view homes in person, homebuyers' access to and cost of financing, and housing affordability, as well as other factors.

    Strong demand when coupled with capacity constraints in third quarter 2020 created supply/demand imbalances in the marketplace and historically high pricing levels for commodity lumber and panel products. However, October 2020 composite lumber and panel prices have declined by approximately 35% and 10% from the peaks reached in September 2020 and are at risk for further price erosion that will be dependent on the impact of COVID-19 on residential construction, capacity restoration and industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices. As previously announced, we will also continue to evaluate plywood market conditions, log supply availability, operating costs, environmental permits, and other factors influencing our Elgin plywood operations as we approach 2021.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss third quarter earnings on Monday, November 2, 2020, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 2863868 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Monday, November 2, 2020, at 2 p.m. Eastern through Monday, November 9, 2020, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and

404-537-3406 for international callers with a passcode of 2863868. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019

Sales	$1,589,313	$1,269,524	$1,242,760	$4,002,607	$3,541,691

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,261,697	1,078,924	1,048,902	3,302,869	3,026,401
Depreciation and amortization	20,029	20,969	19,899	75,260	59,640
Selling and distribution expenses	122,884	106,567	103,566	325,913	292,459
General and administrative expenses	26,060	18,603	18,755	60,899	52,064
Loss on curtailment of facility	—	—	38	1,707	—
Other (income) expense, net	71	(437)	(170)	70	(557)
	1,430,741	1,224,626	1,190,990	3,766,718	3,430,007

Income from operations	158,572	44,898	51,770	235,889	111,684

Foreign currency exchange gain (loss)	265	(200)	409	(199)	210
Pension expense (excluding service costs)	(302)	(1,613)	(302)	(991)	(2,202)
Interest expense	(7,002)	(6,532)	(6,633)	(20,056)	(19,455)
Interest income	113	837	190	958	1,745
Change in fair value of interest rate swaps	147	(569)	(514)	(2,681)	(3,103)
Loss on extinguishment of debt	(13,968)	—	—	(13,968)	—
	(20,747)	(8,077)	(6,850)	(36,937)	(22,805)

Income before income taxes	137,825	36,821	44,920	198,952	88,879
Income tax provision	(34,633)	(9,650)	(11,334)	(49,974)	(22,601)
Net income	$103,192	$27,171	$33,586	$148,978	$66,278

Weighted average common shares outstanding:
Basic	39,315	39,087	39,312	39,264	39,020
Diluted	39,526	39,292	39,387	39,396	39,202

Net income per common share:
Basic	$2.62	$0.70	$0.85	$3.79	$1.70
Diluted	$2.61	$0.69	$0.85	$3.78	$1.69

Dividends declared per common share	$1.70	$0.09	$0.10	$1.90	$0.27

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019

Segment sales	$363,674	$325,102	$281,505	$965,240	$978,881

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	268,930	283,354	239,626	782,590	855,929
Depreciation and amortization	13,938	15,252	13,931	57,472	43,082
Selling and distribution expenses	9,684	7,718	7,552	25,220	23,284
General and administrative expenses	5,084	3,379	3,451	11,547	10,480
Loss on curtailment of facility	—	—	38	1,707	—
Other (income) expense, net	3	(198)	(167)	(168)	(29)
	297,639	309,505	264,431	878,368	932,746

Segment income	$66,035	$15,597	$17,074	$86,872	$46,135

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	73.9%	87.2%	85.1%	81.1%	87.4%
Depreciation and amortization	3.8%	4.7%	4.9%	6.0%	4.4%
Selling and distribution expenses	2.7%	2.4%	2.7%	2.6%	2.4%
General and administrative expenses	1.4%	1.0%	1.2%	1.2%	1.1%
Loss on curtailment of facility	—%	—%	—%	0.2%	—%
Other (income) expense, net	—%	(0.1%)	(0.1)%	—%	—%
	81.8%	95.2%	93.9%	91.0%	95.3%

Segment income	18.2%	4.8%	6.1%	9.0%	4.7%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019

Segment sales	$1,437,683	$1,145,621	$1,134,260	$3,621,940	$3,150,750

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,201,722	996,313	982,385	3,101,948	2,758,375
Depreciation and amortization	5,686	5,278	5,584	16,614	15,438
Selling and distribution expenses	113,146	98,797	95,958	300,527	269,012
General and administrative expenses	9,282	6,759	7,206	22,623	18,420
Other (income) expense, net	(54)	(191)	(83)	(185)	(477)
	1,329,782	1,106,956	1,091,050	3,441,527	3,060,768

Segment income	$107,901	$38,665	$43,210	$180,413	$89,982

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	83.6%	87.0%	86.6%	85.6%	87.5%
Depreciation and amortization	0.4%	0.5%	0.5%	0.5%	0.5%
Selling and distribution expenses	7.9%	8.6%	8.5%	8.3%	8.5%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	92.5%	96.6%	96.2%	95.0%	97.1%

Segment income	7.5%	3.4%	3.8%	5.0%	2.9%

Segment Information
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019
Segment sales
Wood Products	$363,674	$325,102	$281,505	$965,240	$978,881
Building Materials Distribution	1,437,683	1,145,621	1,134,260	3,621,940	3,150,750
Intersegment eliminations	(212,044)	(201,199)	(173,005)	(584,573)	(587,940)
Total net sales	$1,589,313	$1,269,524	$1,242,760	$4,002,607	$3,541,691

Segment income
Wood Products	$66,035	$15,597	$17,074	$86,872	$46,135
Building Materials Distribution	107,901	38,665	43,210	180,413	89,982
Total segment income	173,936	54,262	60,284	267,285	136,117
Unallocated corporate costs	(15,364)	(9,364)	(8,514)	(31,396)	(24,433)
Income from operations	$158,572	$44,898	$51,770	$235,889	$111,684

Segment EBITDA (a)
Wood Products	$79,973	$30,849	$31,005	$144,344	$89,217
Building Materials Distribution	113,587	43,943	48,794	197,027	105,420

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	September 30, 2020	December 31, 2019

ASSETS

Current
Cash and cash equivalents	$503,935	$285,237
Receivables
Trade, less allowances of $1,629 and $591	425,585	215,894
Related parties	375	568
Other	11,929	15,184
Inventories	454,327	497,596
Prepaid expenses and other	17,368	8,285
Total current assets	1,413,519	1,022,764

Property and equipment, net	447,330	476,949
Operating lease right-of-use assets	63,231	64,228
Finance lease right-of-use assets	30,033	21,798
Timber deposits	13,945	12,287
Goodwill	60,382	60,382
Intangible assets, net	16,880	17,797
Deferred income taxes	7,619	7,952
Other assets	6,897	9,194
Total assets	$2,059,836	$1,693,351

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	September 30, 2020	December 31, 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$381,038	$222,930
Related parties	1,654	1,624
Accrued liabilities
Compensation and benefits	118,437	83,943
Income taxes payable	16,606	—
Interest payable	3,596	6,723
Dividends payable	62,722	—
Other	92,335	69,772
Total current liabilities	676,388	384,992

Debt
Long-term debt	443,583	440,544

Other
Compensation and benefits	32,005	45,586
Operating lease liabilities, net of current portion	57,494	58,029
Finance lease liabilities, net of current portion	31,923	23,419
Deferred income taxes	24,275	26,694
Other long-term liabilities	16,032	12,757
	161,729	166,485

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,568 and 44,353 shares issued, respectively	446	444
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	536,025	533,345
Accumulated other comprehensive loss	(49,732)	(50,248)
Retained earnings	430,306	356,698
Total stockholders' equity	778,136	701,330
Total liabilities and stockholders' equity	$2,059,836	$1,693,351

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30
	2020	2019
Cash provided by (used for) operations
Net income	$148,978	$66,278
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	76,784	61,340
Stock-based compensation	5,839	6,016
Pension expense	1,492	2,687
Deferred income taxes	(2,460)	10,008
Change in fair value of interest rate swaps	2,681	3,103
Loss on curtailment of facility (excluding severance)	1,476	—
Other	205	(235)
Loss on extinguishment of debt	13,968	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(205,995)	(77,811)
Inventories	42,904	45,184
Prepaid expenses and other	(9,641)	(3,516)
Accounts payable and accrued liabilities	213,935	66,130
Pension contributions	(12,659)	(1,324)
Income taxes payable	17,121	19,109
Other	(857)	(2,219)
Net cash provided by operations	293,771	194,750

Cash provided by (used for) investment
Expenditures for property and equipment	(46,994)	(53,249)
Acquisitions of businesses and facilities	—	(15,676)
Proceeds from sales of facilities	—	2,493
Proceeds from sales of assets and other	563	1,644
Net cash used for investment	(46,431)	(64,788)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	400,000	5,500
Payments of long-term debt, including revolving credit facility	(405,774)	(5,500)
Payments of deferring financing costs	(6,222)	—
Dividends paid on common stock	(12,553)	(11,070)
Tax withholding payments on stock-based awards	(3,309)	(3,575)
Other	(784)	(545)
Net cash used for financing	(28,642)	(15,190)

Net increase in cash and cash equivalents	218,698	114,772

Balance at beginning of the period	285,237	191,671

Balance at end of the period	$503,935	$306,443

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2019 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended September 30, 2020 and 2019, and June 30, 2020, and the nine months ended September 30, 2020 and 2019:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019
	(in thousands)
Net income	$103,192	$27,171	$33,586	$148,978	$66,278
Interest expense	7,002	6,532	6,633	20,056	19,455
Interest income	(113)	(837)	(190)	(958)	(1,745)
Income tax provision	34,633	9,650	11,334	49,974	22,601
Depreciation and amortization	20,029	20,969	19,899	75,260	59,640
EBITDA	164,743	63,485	71,262	293,310	166,229
Change in fair value of interest rate swaps	(147)	569	514	2,681	3,103
Loss on extinguishment of debt	13,968	—	—	13,968	—
Adjusted EBITDA	$178,564	$64,054	$71,776	$309,959	$169,332

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended September 30, 2020 and 2019, and June 30, 2020, and the nine months ended September 30, 2020 and 2019:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2020	September 30
	2020	2019		2020	2019
	(in thousands)
Wood Products
Segment income	$66,035	$15,597	$17,074	$86,872	$46,135
Depreciation and amortization	13,938	15,252	13,931	57,472	43,082
EBITDA	$79,973	$30,849	$31,005	$144,344	$89,217

Building Materials Distribution
Segment income	$107,901	$38,665	$43,210	$180,413	$89,982
Depreciation and amortization	5,686	5,278	5,584	16,614	15,438
EBITDA	$113,587	$43,943	$48,794	$197,027	$105,420

Corporate
Unallocated corporate costs	$(15,364)	$(9,364)	$(8,514)	$(31,396)	$(24,433)
Foreign currency exchange gain (loss)	265	(200)	409	(199)	210
Pension expense (excluding service costs)	(302)	(1,613)	(302)	(991)	(2,202)
Change in fair value of interest rate swaps	147	(569)	(514)	(2,681)	(3,103)
Loss on extinguishment of debt	(13,968)	—	—	(13,968)	—
Depreciation and amortization	405	439	384	1,174	1,120
EBITDA	(28,817)	(11,307)	(8,537)	(48,061)	(28,408)
Change in fair value of interest rate swaps	(147)	569	514	2,681	3,103
Loss on extinguishment of debt	13,968	—	—	13,968	—
Corporate adjusted EBITDA	$(14,996)	$(10,738)	$(8,023)	$(31,412)	$(25,305)

Total company adjusted EBITDA	$178,564	$64,054	$71,776	$309,959	$169,332